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                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                             EPL TECHNOLOGIES, INC.


                  Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation (the "Corporation") adopts the following Amended and Restated Articles of Incorporation. The Corporation certifies as follows:

FIRST:            The name of the Corporation is EPL Technologies, Inc.

SECOND: Paragraph A of Article V of the Articles of Incorporation has been amended to read as it appears below. The amendment was adopted on July 22, 1996 by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

THIRD: The following restatement of the Articles of Incorporation was adopted on July 22, 1996 by the Board of Directors of the Corporation without shareholder action, as shareholder action was not required for such restatement.

FOURTH: The following articles correctly set forth the provisions of the Articles of Incorporation, as amended, and supersede the original Articles of Incorporation and all amendments thereto:


                                    ARTICLE I

                  The name of the Corporation is EPL Technologies, Inc.

                                   ARTICLE II

                  The period of duration of the Corporation shall be perpetual.

                                   ARTICLE III

                  The purposes for which the Corporation is organized are: The transaction of all lawful business for which corporations may be incorporated pursuant to the laws of the State of Colorado, whether acting singly or in conjunction with any other person or entity.
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                                   ARTICLE IV

                  In furtherance of the purposes set forth in Article III of these Articles of Incorporation, the Corporation shall have and may exercise all of the rights, powers, and privileges now or hereafter conferred upon corporations organized under and pursuant to the laws of the State of Colorado.

                                    ARTICLE V

         A. Authorized Shares. The Corporation shall have the authority to issue fifty million (50,000,000) shares of common stock with a par value $0.001 per share, three million two hundred fifty thousand (3,250,000) shares of Series A 10% Cumulative Convertible Preferred Stock with a par value of $1.00 per share ("Series A Preferred Stock") and two million (2,000,000) shares of preferred stock with a par value of $.01 per share ("Board Designated Preferred Stock"). The Board of Directors of the Corporation may determine, in whole or in part, the preferences, limitations, and relative rights of the Board Designated Preferred Stock, within the limits set forth in Section 7-106-101 of the Colorado Business Corporation Act, of any class of the Board Designated Preferred Stock, before the issuance of any shares of that class, or one or more series within a class of the Board Designated Preferred Stock before the issuance of any shares of that series. The Board of Directors may issue, in one or more classes or series, shares of the Board Designated Preferred Stock with full, limited, multiple, fractional or no voting rights, and with such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights, or other special or relative rights as shall be fixed from time to time by the Board of Directors, except for and subject to, in each case, the limits set forth in Section 7-106-101 of the Colorado Business Corporation Act and in accordance with the provisions and requirements of Section 7-106-102 of the Colorado Business Corporation Act.

         B. Transfer Restrictions. The Corporation shall have the right, by appropriate action, to impose restrictions upon the transfer of any shares of its stock or any interest therein, from time to time provided that any restrictions imposed, or notice of the substance thereof, shall be set forth upon the face or back of the Certificates representing the Corporation's shares of stock.

         C. Preemptive Rights. The holders of the shares of the common stock of the Corporation shall not be entitled, as of right, to purchase or subscribe for any unissued or treasury stock of any class, or any additional stock of any class to be issued by reason of any increase of the authorized shares of the Corporation of any class, or any bonds, certificates of indebtedness, debenture, or other securities, rights, warrants or options convertible into

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shares of the Corporation or carrying any right to purchase shares of any class in accordance with their proportionate equity in the Corporation.

         D. Cumulative Voting. The cumulative system of voting for Directors or for any other purpose shall not be allowed.

         E. Series A Preferred Stock. The terms, preferences and relative, participating, optional or other special rights of the Series A Preferred Stock and the limitations and restrictions thereof are as follows:

         Dividend Rights. Holders of the Series A Preferred Stock are entitled to dividends at the rate of 10% per annum of the par value of the stock. At the option of the Corporation, these dividends may be paid either in cash or in common stock. If the dividends are paid in common stock, the common stock will be valued at the conversion price, which is $0.75 per share (subject to adjustment for stock splits, stock dividends, the effect of mergers and the like). If the dividends are not paid, the right to receive unpaid dividends will accumulate, but without interest. No dividends may be paid on the common stock at a time when payment of dividends on the Series A Preferred Stock is in arrears.

         Terms of Conversion. Each share of Series A Preferred Stock may be converted into that number of full shares of common stock of the Corporation determined by dividing $1.00 by the Conversion Price of $0.75 per share (subject to adjustment for stock splits, stock dividends, the effect of mergers and the like). Conversion may be elected by the holder of the Series A Preferred Stock at any time prior to payment of a distribution in liquidation with respect to the Series A Preferred Stock. Payment in cash will be made in lieu of issuance of fractional shares.

         Voting Rights. Each holder of Series A Preferred Stock is entitled to the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock are convertible. Except when voting by class or series is required by law or the Articles of Incorporation, holders of the Series A Preferred Stock shall vote together with the holders of the common stock as a single class.

         Liquidation Rights. In the event of the liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock are entitled to be paid out of the assets of the Corporation available for distribution to its stockholders $1.00 per share (subject to adjustment for stock splits, stock dividends, the effect of mergers and the like affecting the Series A Preferred Stock). This payment

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         shall be made in full by the Corporation prior to any payment being made to the holders of the common stock.

         No Other Rights. The Series A Preferred Stock will not have the benefit of any sinking fund provisions, any redemption provisions, any preemptive rights to subscribe to any additional shares of any class or series of the Corporation's stock, or any liability to further calls or assessments. The Series A Preferred Stock will not have any right to elect a separate class of Directors of the Corporation. There is no restriction on the repurchase or redemption of any shares of the Corporation while there is any arrearage in the payment of dividends on the Series A Preferred Stock.

         F. Indemnification. The Corporation shall, to the fullest extent permitted by law, indemnify Incorporators, Directors, Officers, employees, fiduciaries, agents, consultants or other parties whom it shall have power to indemnify from and against any expenses (including attorney's fees), liabilities, claims or other matters arising by reason of the person's relationship with the Corporation. The Corporation may obtain and pay for insurance for that purpose. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under these Articles or any Bylaw, agreement, vote of shareholders, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. This indemnification shall continue as to a person who has terminated his position for actions occurring during the period of his relationship with the Corporation, and shall inure to the benefit of the heirs, executors, personal representatives, and administrators of such a person.

                                   ARTICLE VI

                  The Board of Directors of the Corporation shall consist of not less than three (3) nor more than seven (7) directors, as set forth in the Bylaws of the Corporation, who need not be shareholders of the Corporation or residents of the State of Colorado.

                                   ARTICLE VII

                  No contract or other transaction between the Corporation and one or more of its Directors, Officers, agents or employees or any other corporation, firm, association or entity in which one or more of its Directors, Officers, agents or employees are directors or officers or are financially interested in shall be either void or voidable because of such relationship or interest, or because such Directors or Officers are present at a meeting of the Board of Directors or a Committee thereof which authorizes, approves or

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ratifies such contract or transaction, or because their votes were counted for such purpose if:

                  A. The fact of such relationship or interest is disclosed or known to the Board of Directors or Committee which authorizes, approves or ratifies the contract or transaction by a majority vote of uninterested Directors; or

                  B. The fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or

                  C. The contract or transaction is fair and reasonable to the Corporation.

                  Interested Directors or Officers may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction.

                                  ARTICLE VIII

                  In addition to the other powers now or hereafter conferred upon the Board of Directors by these Articles of Incorporation, the Bylaws of the Corporation, or by the law of Colorado, the Board of Directors may from time to time distribute to the shareholders in partial liquidation, out of the stated capital or the capital surplus of the Corporation, a portion of the corporate assets, in cash or in kind; subject, however, to the limitations contained in the Colorado Business Corporation Act.

                                   ARTICLE IX

                  With respect to any action to be taken by shareholders of this Corporation, a vote or concurrence of the holders of a majority of the outstanding shares present or represented at a meeting and entitled to vote thereon shall be required.

                                    ARTICLE X

                  The address of the Registered Office of the Corporation is 1675 Broadway, Denver, Colorado 80202. The name of the Registered Agent of the Corporation at such address is The Corporation Company.

                                   ARTICLE XI

                  The Corporation reserves the right to amend, alter, change or repeal any provision contained in, or to add any

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provisions to, its Articles of Incorporation from time to time, in any manner permitted by law.


                                            EPL TECHNOLOGIES, INC.



                                            By:  /s/ SHAWN J. COLLINS
                                               -----------------------------
                                            Name:  Shawn J. Collins
                                            Title: Secretary

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